ENGAGEMENT AGREEMENT

between

Webstar Technology Group, Inc.
&
StoneBridge Securities, LLC

This Consulting Agreement (herein the "Agreement") is entered into this 21st day of June, 2019 by and between Webstar Technology Group, Inc (its successors or affiliates) herein known as "the Company," and StoneBridge Securities LLC (its successors or affiliates) herein known as "the Consultant" to facilitate equity and debt financing, Mergers and Acquisitions, and strategic relationships.

RECITALS

The Consultant, through considerable experience, time and effort, is accustomed to providing financial and consulting services to private and public companies.

The Company desires to obtain the Services of the Consultant and on the basis of previous telephone conversations and/or meetings between the Company and the Consultant as well as other discussions, preliminary financial statements, initial reports submitted by the Company, and the representations that the Company has made to the Consultant describing the Company, the present and proposed business activities of the Company, its operations, financial condition and capital structure, and various agreements and documents related thereto, to wit, the Consultant is willing to provide such services to the Company.

Now, therefore, in consideration of the mutual covenants and promises contained herein, the Company and the Consultant hereby agree as follows:

I. ENGAGEMENT

The Company hereby engages and retains the Consultant as business consultants/financial advisors for and on behalf of the Company to perform the Services (as that term is hereinafter defined) and the Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agree to use their "Best Efforts" in providing such Services.

II. INDEPENDENT CONTRACTOR

A. The Consultant is, and in all respects is deemed to be, an independent contractor in

the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

B. The Consultant will not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venture or controlling person of the Company, and the Consultant will have no power to enter into any agreement on behalf of or otherwise bind the Company.

C. The Consultant will not have or be deemed to have, fiduciary obligations or duties to the Company and will be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as the Consultant in its sole, absolute and unfettered discretion, may elect. The Consultant is a registered broker dealer and does purport to act in all capacities requiring registration as a broker dealer or associated person.

D. Notwithstanding the above, no activity, employment, venture, business or other pursuit of the Consultant during the term of this agreement will be deemed to conflict with the Consultant's obligations under this Agreement or be adverse to the Company's interests during the term of this Agreement.

III. SERVICES

The Consultant agrees to provide the following, hereafter collectively referred to as the "Services":

A. General. The services of the Consultant will include "Best Efforts" to advise the Company in obtaining financing in any form or structure acceptable to the Company from a qualified investor(s), joint venture partner(s) and/or lender(s). The Consultant will act as an agent for identifying funding sources and joint venture partners for the duration of this Agreement for any and all transactions contemplated in this Agreement.

B. Best Efforts. The Consultant will devote such time and Best Effort to the affairs of the Company as is reasonable and adequate to render the consulting services contemplated by this Agreement.

C. Reliance on Information. The Consultant is not responsible for the performance of any services which may be rendered hereunder without the Company providing the necessary information in writing prior thereto, nor will the Consultant include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a Certified Public Accountant. The Company recognizes and confirms that in performing these services, the Consultant will be using and relying on publicly available information and such other information as may be furnished to them or approved by the Company. The Consultant and Company have not taken and will not take any action directly or indirectly to cause the transactions by said investors to fail to be exempt as a registered offering of the Securities Act of 1933 nor contravene any other required state, local or regulatory securities regulations. The Consultant does not assume responsibility

for the accuracy and completeness of the information received from the Company, its officers or authorized representatives. The Consultant is not responsible for verifying the aforementioned information. The Consultant cannot guarantee results on behalf of the Company, but will pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in the Company's needs, the Consultant will notify the Company and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consummation of any transaction are subject to acceptance of the terms and conditions by the Company.

D. Scope of Work. The Consultant's scope of work shall generally include, but not be limited to, the following:

i) Assist Company to determine the targeted amount of debt and/or equity financing;
ii) Provide advice on the most appropriate funding strategies;
iii) Assist Company to structure any fundraising instruments;
iv) Assist Company with introductions of new and already established relationships along with negotiating the terms of any equity or debt financing;
v) Identify potential acquirers, acquisition candidates and/or strategic relationships for Company and assist Company in negotiation and closing M&A and strategic transactions.

IV. EXPENSES

The Company agrees it will be responsible for the Consultant's expenses related to services and consultancy to the Company. These will include normal and reasonable out-of-pocket expenses and other costs involved in the execution of services as provided in this Agreement. The Consultant must obtain prior verbal or written approval from the Company for any and all expenses. Such expenses will be reimbursed to the Consultant within 30 days after proof and presentation of expenditures.

V. COMPENSATION

If, at any time during the Engagement Period and for a period of three years following the termination of this agreement, the Company completes any transaction which includes, but is not limited to: any equity, debt or joint-venture financing, merges with or acquires assets involving either public or private companies or any other property from any of the entities, affiliations or persons, its employees or former employees, agents, representatives, advisors, or consultants introduced to the Company by the Consultant, the Company agrees to pay the appropriate fees.

A. Signing Fee. Upon signing this agreement, the Company will issue/grant the Consultant Warrants for purchase of 500,000 shares of Company equity exercisable at the price of 50% of the price per share in the next financing round of any type. The duration of such warrants will be 10 years from the date of the grant to the Consultant. The warrants will have a cashless exercise provision and be fully transferable, non-assessable,

and have anti-dilution provisions and piggyback rights acceptable to the Company and Consultant.

B. Capital Transactions.

i) If the Company consummates a Capital Transaction involving equity financing of any nature with any party, as a result of introduction by or through the Consultant, including an accredited individual investor as defined in Regulation D of the Securities Act of 1933, then Company shall pay to Consultant upon closing a Cash Transaction Fee of 3% (Three percent) on the Gross Aggregate Consideration ("GAC") raised (see Section IX, paragraph N).

ii) If the Company consummates a Capital Transaction involving debt financing of any nature with any party, as a result of introduction by or through the Consultant, including an accredited individual investor as defined in Regulation D of the Securities Act of 1933, then upon closing Company shall pay to Consultant a Cash Transaction Fee equal to 2% (Two percent) of the GAC raised. Parties agree such debt refers to operating capital for Both Entities and does not include debt planned for use in leveraging its fund investments.

iii) If the Company consummates a Capital Transaction of any kind involving financing of any nature with any party not introduced by or through the Consultant, then Company shall pay to Consultant upon closing a Cash Transaction Fee of 1% (one percent) on the GAC raised.

C. Merger & Acquisition and Business Development If Consultant assists in any merger, acquisition, business combination, and/or business development relationships, Joint Ventures or other beneficial contracts, the Company shall pay to Consultant a Cash Transaction Fee equal to 3% (Three percent) of the GAC.

VI. REPRESENTATIONS, WARRANTIES AND COVENANTS

A. Execution. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either the Company or the Consultant are a party or by which either entity may be bound or affected.

B. Non-Circumvention. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual, introduced by the Consultant to the Company, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or any addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof. The Company understands and acknowledges that its obligations under this Non-Circumvention Agreement are for the benefit of the Consultant and its successors and assigns, and that the Consultant's failure or delay in exercising any right, power and

privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege hereunder operate as a waiver.

C. Timely Appraisals. The Company shall keep the Consultant up to date and appraised of all business market and legal developments related to the Company and its operations and management. The Company shall be responsible for the contents of any disclosure documents or information received by and used by Consultant for this offering of securities by the Company to investors. The Company should maintain that such aforementioned documents or information will not , prior to or at the time of the sale of contemplated securities, contain any untrue statement of a material fact or omit to state a material fact to investors that may be construed to be misleading, untrue or grossly misrepresent the Company and its respective operations. Accordingly:

i) The Company shall provide the Consultant with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.

ii) The Company shall promptly notify the Consultant of the threat or filing of any suit, arbitration or administrative action, injunction, lien, claim or complaint related to the Company and promptly forward a copy of all related documentation directly to the Consultant or at the Consultant's option to the Consultant's counsel.

iii) The Company shall provide directly to the Consultant current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by the Company in the normal course of its business and requested by the Consultant from time to time.

iv) The Consultant shall keep all documents and information confidential as described in the section below titled, "CONFIDENTIAL DATA." That language will not contravene any protections afforded to the Parties in their previously executed Mutual Non Disclosure Agreement.

D. Corporate Authority. Both the Company and the Consultant have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

E. Signature Authorization. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

F. Company Cooperation. The Company will cooperate with the Consultant, and will promptly provide the Consultant with all pertinent materials and information that constitute full disclosure of material information to investors in conjunction with this offering and allow the Consultant to perform their Services pursuant to this Agreement.

G. Material Changes. Until termination of the engagement, the Company will notify the Consultant promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of the Company.

H. No Shop Clause. The Company agrees to refrain from "shopping" any offer in the marketplace that has been sourced by the Consultant (herein known as a "No Shop Clause"). Shopping is defined as use of confidential information included in an offering term sheet to attract more favorable terms and conditions for the Company in the competitive marketplace.

VII. TERM AND TERMINATION

A. This Agreement shall be effective upon its execution and automatically renew and remain in effect quarterly thereafter for a period of two years. Each Party agrees that either may terminate services with 30 days written notice from one Party to the other, or by mutual consent.

B. Termination of this Agreement shall not, in any way affect the right of the Consultant to receive, as a result of its services rendered, transactions consummated and introductions made; its fees and compensation on any and all transactions which result in the Company receiving financing or other benefits hereunder. Upon termination, all accrued fees, benefits and compensation will be due and payable to date.

C. If within 24 months of the termination of this Agreement, Company enters into one of the transactions that are the subject of this Agreement with an entity introduced to it by Consultant, the terms of this Agreement will apply, and Consultant will be compensated as if the Agreement were still in effect.

VIII. CONFIDENTIAL DATA

A. The Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the Company, obtained by the Consultants as a result of its engagement hereunder, unless authorized, in writing by the Company. Such confidential information will not be revealed to prospective investors by the Consultant unless it is with the consent of the Company, officers or its authorized agents. Information will not be deemed to be confidential if the Consultant can demonstrate that prior to receipt of information from the discloser, the information became known to the public through no fault of the Consultant, information became known to the Consultant from a third party that has a lawful right to disclose the information, information was public knowledge before the disclosure to the Consultant or was independently created by the Consultant.

B. The Company shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the Consultant, obtained by the Company as a result of its engagement hereunder, unless authorized, in writing, by the Consultant.

C. The Consultant shall not be required in the performance of its duties to divulge to the

Company or any officer, director, agent or employee of the Company, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of the Company) which the Consultant may have or be able to obtain otherwise than as a result of the relationship established by this Agreement. Any and all confidentiality of such aforementioned information will commence at the time of the execution of this Agreement and continue in conformity with the terms and conditions of Confidentiality as described in the Mutual Non-Disclosure Agreement previously signed between the Parties (see related NDA).

IX. OTHER MATERIAL TERMS AND CONDITIONS:

A. Indemnity. The Company agrees to indemnify and hold Consultant and its officers, managers, employees, agents and representatives (Consultant and each such person being an "Indemnified Person") harmless from and against any and all losses, claims, damages and liabilities to which such Indemnified Person may become subject under applicable federal or state law, or otherwise, which relate to or arise out of any actual or proposed Transaction or out of any actions taken or omitted to be taken by the Company (including any untrue statements made or any statements omitted to be made) or the engagement of Consultant pursuant to, or the performance by Consultant of the serviced contemplated by, this Agreement (collectively, the "Losses"), and Company will reimburse any Indemnified Person for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Person is a party (collectively, the "Expenses"). Company will not be liable under the foregoing indemnification provision to the extent that any Loss is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Person's bad faith or negligence. Company further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its officers, members, managers, employees, agents, representatives, creditors or security holders for or in connection with the engagement of Consultant pursuant to, or the performance by Consultant of the services contemplated by, this Agreement or any actual or proposed Transaction or other conduct in connection therewith, except with respect to those liabilities incurred by the Company that are found in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or bad faith of Consultant.

B. Additional Instruments. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

C. Entire Agreement. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any

way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein, notwithstanding the Mutual Non-Disclosure Agreement previously signed between the Parties (see related NDA).

D. Laws of the State of Washington. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Washington, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court located in Seattle, Washington; or the United States District Court located in Seattle Washington, and further agree and consent that personal service or process in any such action or proceeding outside of the State of Washington and King County shall be tantamount to service in person within King County, Washington and shall confer personal jurisdiction and venue upon either of said Courts.

E. Assignments. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of the Consultant, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Consultant may not assign or delegate its obligations and rights under this Agreement without consent of the Company, in the Company's sole discretion.

F. Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

G. Addresses of Parties. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

H. Notices. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

I. Modification and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any other provisions of this agreement that will endure as joint and several.

J. Arbitration Notwithstanding any other provision hereof, any and all disputes, controversies, and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, shall be settled and determined exclusively by arbitration

in Seattle, Washington, in accordance with the commercial arbitration rules of Judicial Arbitration & Mediation Services (JAMS). The arbitration shall be final and binding upon the Parties and judgment on any arbitration award may be entered by any state or federal court having jurisdiction. Any notices given pursuant to any of the provisions of this Agreement (including any demand for arbitration pursuant to the terms hereof) shall be in writing and either delivered or mailed by certified mail, return receipt requested. The arbitrator(s) shall award to the substantially prevailing party its costs and fees incurred, including reasonable attorneys' fees. The Parties hereby waive any claim they may have against the other for punitive damages.

K. Injunctive Relief. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, the Company and the Consultant hereby agree, consent and acknowledge that, in the event of the failure by the Company to pay the consideration to the Consultant or in the event of a breach of any other material term, the Consultant will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in the District or County Court located in Seattle Washington or the United States District Court located in Seattle, Washington without the necessity of proving damages and without prejudice to any other remedies which the Consultants may have at Law or in equity. For the purposes of this Agreement, the Company hereby agrees and consents that upon a material breach of this Agreement (as determined by a Court of Competent Jurisdiction) as aforesaid, in addition to any other legal and/or equitable remedies, the Consultant may present a conformed copy of this Agreement to the aforesaid courts and shall thereby be able to motion the court obtain a permanent injunction enforcing this Agreement or barring enjoining or otherwise prohibiting the Company from circumventing the express written intent of the parties as enumerated in this Agreement. Additionally, the Company agrees that in the event of non-payment to the Consultant of fees and other consideration contained in this Agreement, the Company will pay for the cost of collection including reasonable attorney's fees.

L. Attorneys Fees. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services

M. Public Notices. Any public notice, press release or any type of dissemination of information regarding the Closing of any transaction covered in this Agreement may include a statement referring to Stonebridge Securities LLC as a consultant in the matter referenced, only with the prior consent of the consultant.

N. Transaction Fee. Immediately upon closing of any transaction in connection with which the Consultant is entitled to a Fee as described in the Agreement, the Company shall pay Consultant a Transaction Fee as defined in the Agreement. The Transaction fee shall be based upon the Gross Aggregate Consideration ("GAC") received by Company. GAC shall include all consideration value, and benefit, of any nature or description whatsoever that Company in entitled to receive in connection with a transaction. Without limiting the generality

of the foregoing, GAC shall include all cash, tangible or intangible assets; securities (valued by averaging the closing price of listed shares or the average price of over-the-counter stocks for the two-week period prior to closing for publicly-traded securities, or the fair market value determined by appraisal or arbitration in case of any other securities), promissory notes, commercial paper, or other promises to pay, loans included as an integral part of the transaction; earn-outs; investments; license or royalty agreements; bonuses; assumed liabilities; covenants not to compete; consideration paid pursuant to consulting agreements and employment contracts in excess of normal standards for the actual work to be performed; with leases or rents payable to Company in excess of the fair market rental value of the leased property; and any other economic benefits, rights, property, or interests, including payments contingent upon future events or conditions. GAC shall further include (i) in the event of sale of the Stock of the Company the amount of interest-bearing debt, whether continuing as a corporate liability or paid or assumed by the shareholders in the transaction or related party, shall also be included in GAC, without deduction for any taxes paid or payable as a result of such transaction; and (ii) in the event of sale of some or all of the assets of the Company, the amount of any non-interest bearing debt in excess of current assets at closing, assumed by or paid by the Buyer or any related party or Seller shall be subtracted from GAC, without deduction for any taxes paid or payable as a result of the transaction.

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THIS ENGAGEMENT AGREEMENT APPROVED AND AGREED BY:

The Company:

Webstar Technology Group, Inc.
4231 Walnut Bend
Jacksonville, FL 32257

Tel: 386-301-6304

______________________________ /June 21, 2019
Joseph Stingone, CEO Date

The Consultant:

StoneBridge Securities LLC
16541 Redmond Way 290-C
Redmond, WA 98052

Tel: 206-770-9700

______________________________ /June 21, 2019
Michael Hendrickson, Managing Principal Date